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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
             ------------------------------------------------------

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

             ------------------------------------------------------

                                (Amendment No. 7)


                            INTEK GLOBAL CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


  COMMON STOCK, $0.01 PAR VALUE                           458134 10 3
----------------------------------            ----------------------------------
 (Title of class of securities)                          (CUSIP number)


                             HOWARD CHATZINOFF, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                              NEW YORK, N.Y. 10153
                                 (212) 310 8000
 ------------------------------------------------------------------------------
       (Name, address and telephone number of person authorized to receive notices and communications )


                                JANUARY 18, 1999
 ------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box {__}.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 12 Pages)

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

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CUSIP No. 458134 10 3                 13D                    Page 2 of 12
--------------------------------------------------------------------------------

----------------- --------------------------------------------- ----------------------------------------------------------
1.                NAME OF REPORTING PERSONS:                    SECURICOR COMMUNICATIONS LIMITED

                  I.R.S. IDENTIFICATION NO.
                  OF ABOVE PERSON:                                                                  N/A

----------------- ---------------------------------------------------------------------------------- ---------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                  (A)   {X}
                                                                                                     (B)   {_}

----------------- ---------------------------------------------------------------------------------- ---------------------
3.                SEC USE ONLY
----------------- --------------------------------------------- ------------------------------------ ---------------------
4.                SOURCE OF FUNDS                                               00
----------------- --------------------------------------------- ------------------------------------ ---------------------
5.                CHECK BOX IF DISCLOSURE OF LEGAL  PROCEEDINGS  IS REQUIRED  PURSUANT TO ITEM 2(d)           {_}
                  OR 2(e):
----------------- ---------------------------------------------------------------------------------- ---------------------
6.                CITIZENSHIP OR PLACE OF ORGANIZATION:                                                    UNITED KINGDOM
----------------- ------------------------------------------------------ -------------------- ----------------------------
                                     7.
             NUMBER OF                            SOLE VOTING POWER:                                           25,000,000
              SHARES

                                     ------------ ----------------------------------------------- ------------------------
           BENEFICIALLY              8.           SHARED VOTING POWER:                                                  0
             OWNED BY

                                     ------------ ----------------------------------------------- ------------------------
               EACH                  9.           SOLE DISPOSITIVE POWER:                                      25,000,000
             REPORTING

            PERSON WITH              10.          SHARED DISPOSITIVE POWER:                                             0
------------------------------------ ------------ ----------------------------------------------- ------------------------

11.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY                                                       25,000,000
                  REPORTING PERSON:

----------------- ----------------------------------------------------------------------------------- --------------------
12.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                              {_}

----------------- ----------------------------------------------------------------------------------- --------------------
13.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                               59.1%

----------------- ----------------------------------------------------------------------------------- --------------------
14.               TYPE OF REPORTING PERSON:                                                                            CO
----------------- ----------------------------------------------------------------------------------- --------------------

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CUSIP No. 458134 10 3                 13D                    Page 3 of 12
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----------------- --------------------------------------------- ----------------------------------------------------------
1.                NAME OF REPORTING PERSONS:                    SECURICOR INTERNATIONAL LIMITED

                  S.S. OR I.R.S.  IDENTIFICATION  NO. OF ABOVE
                  PERSON:                                                                           N/A

----------------- ---------------------------------------------------------------------------------- ---------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                  (A)   {X}
                                                                                                     (B)    {_}

----------------- ---------------------------------------------------------------------------------- ---------------------
3.                SEC USE ONLY
----------------- --------------------------------------------- ------------------------------------ ---------------------
4.                SOURCE OF FUNDS                                               00
----------------- ---------------------------------------------------------------------------------- ---------------------
5.                CHECK BOX IF DISCLOSURE OF LEGAL  PROCEEDINGS  IS REQUIRED  PURSUANT TO ITEM 2(d)           {_}
                  OR 2(e):
----------------- ---------------------------------------------------------------------------------- ---------------------
6.                CITIZENSHIP OR PLACE OF ORGANIZATION:                                                    UNITED KINGDOM
------------------------------------ ------------ ----------------------------------------------- ------------------------
                                     7.
             NUMBER OF                            SOLE VOTING POWER:                                              937,042
              SHARES

                                     ------------ ----------------------------------------------- ------------------------
           BENEFICIALLY              8.           SHARED VOTING POWER:                                                  0
             OWNED BY

                                     ------------ ----------------------------------------------- ------------------------
               EACH                  9.           SOLE DISPOSITIVE POWER:                                         937,042
             REPORTING

                                     ------------ ----------------------------------------------- ------------------------
            PERSON WITH              10.          SHARED DISPOSITIVE POWER:                                             0

----------------- ----------------------------------------------------------------------------------- --------------------
11.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY                                                          937,042
                  REPORTING PERSON:

----------------- ----------------------------------------------------------------------------------- --------------------
12.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                              {_}

----------------- ----------------------------------------------------------------------------------- --------------------
13.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                2.2%

----------------- ----------------------------------------------------------------------------------- --------------------
14.               TYPE OF REPORTING PERSON:                                                                            CO
----------------- ----------------------------------------------------------------------------------- --------------------

--------------------------------------------------------------------------------
CUSIP No. 458134 10 3                 13D                    Page 4 of 12
--------------------------------------------------------------------------------

----------------- --------------------------------------------- ----------------------------------------------------------
1.                NAME OF REPORTING PERSONS:                                      SECURITY SERVICES PLC

                  S.S. OR I.R.S.  IDENTIFICATION  NO. OF ABOVE
                  PERSON:                                                                           N/A

----------------- ---------------------------------------------------------------------------------- ---------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                  (A)   {X}
                                                                                                     (B)    {_}

----------------- ---------------------------------------------------------------------------------- ---------------------
3.                SEC USE ONLY
----------------- --------------------------------------------- ------------------------------------ ---------------------
4.                SOURCE OF FUNDS                                               N/A
----------------- ---------------------------------------------------------------------------------- ---------------------
5.                CHECK BOX IF DISCLOSURE OF LEGAL  PROCEEDINGS  IS REQUIRED  PURSUANT TO ITEM 2(d)           {_}
                  OR 2(e):
----------------- ---------------------------------------------------------------------------------- ---------------------
6.                CITIZENSHIP OR PLACE OF ORGANIZATION:                                                    UNITED KINGDOM
----------------- ------------------------------------------------------ -------------------- ----------------------------
                                     7.
             NUMBER OF                            SOLE VOTING POWER:                                           25,937,042
              SHARES

                                     ------------ ----------------------------------------------- ------------------------
           BENEFICIALLY              8.           SHARED VOTING POWER:                                                  0
             OWNED BY

                                     ------------ ----------------------------------------------- ------------------------
               EACH                  9.           SOLE DISPOSITIVE POWER:                                      25,937,042
             REPORTING

                                     ------------ ----------------------------------------------- ------------------------
            PERSON WITH              10.          SHARED DISPOSITIVE POWER:                                             0

----------------- ---------------------------------------------------------------------------------- ---------------------
11.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY                                                       25,937,042
                  REPORTING PERSON:

----------------- ----------------------------------------------------------------------------------- --------------------
12.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                              {_}

----------------- ----------------------------------------------------------------------------------- --------------------
13.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                               61.3%

----------------- ----------------------------------------------------------------------------------- --------------------
14.               TYPE OF REPORTING PERSON:                                                                            CO
----------------- ----------------------------------------------------------------------------------- --------------------

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CUSIP No. 458134 10 3                 13D                    Page 5 of 12
--------------------------------------------------------------------------------

----------------- --------------------------------------------- ----------------------------------------------------------
1.                NAME OF REPORTING PERSONS:                                               SECURICOR GROUP LIMITED
                                                                                           (formerly known as Securicor
                                                                                           Group plc)

                  S.S. or I.R.S. IDENTIFICATION NO.
                  OF ABOVE PERSON:                                                                  N/A

----------------- ---------------------------------------------------------------------------------- ---------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                  (A)   {X}
                                                                                                     (B)    {_}

----------------- ---------------------------------------------------------------------------------- ---------------------
3.                SEC USE ONLY
----------------- --------------------------------------------- ------------------------------------ ---------------------
4.                SOURCE OF FUNDS                                               N/A
----------------- ---------------------------------------------------------------------------------- ---------------------
5.                CHECK BOX IF DISCLOSURE OF LEGAL  PROCEEDINGS  IS REQUIRED  PURSUANT TO ITEM 2(d)           {_}
                  OR 2(e):
----------------- ---------------------------------------------------------------------------------- ---------------------
6.                CITIZENSHIP OR PLACE OF ORGANIZATION:                                                    UNITED KINGDOM
----------------- ------------------------------------------------------ -------------------- ----------------------------
                                     7.
             NUMBER OF                            SOLE VOTING POWER:                                           25,937,042
              SHARES

                                     ------------ ----------------------------------------------- ------------------------
           BENEFICIALLY              8.           SHARED VOTING POWER:                                                  0
             OWNED BY

                                     ------------ ----------------------------------------------- ------------------------
               EACH                  9.           SOLE DISPOSITIVE POWER:                                      25,937,042
             REPORTING

                                     ------------ ----------------------------------------------- ------------------------
            PERSON WITH              10.          SHARED DISPOSITIVE POWER:                                             0

----------------- ----------------------------------------------------------------------------------- --------------------
11.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY                                                       25,937,042
                  REPORTING PERSON:

----------------- ----------------------------------------------------------------------------------- --------------------
12.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                              {_}

----------------- ----------------------------------------------------------------------------------- --------------------
13.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                               61.3%

----------------- ----------------------------------------------------------------------------------- --------------------
14.               TYPE OF REPORTING PERSON:                                                                            CO
----------------- ----------------------------------------------------------------------------------- --------------------

--------------------------------------------------------------------------------
CUSIP No. 458134 10 3                 13D                    Page 6 of 12
--------------------------------------------------------------------------------

----------------- --------------------------------------------- ----------------------------------------------------------
1.                NAME OF REPORTING PERSONS:                                               SECURICOR PLC

                  S.S. or I.R.S. IDENTIFICATION NO.
                  OF ABOVE PERSON:                                                                  N/A

----------------- ---------------------------------------------------------------------------------- ---------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                  (A)   {X}
                                                                                                     (B)    {_}

----------------- ---------------------------------------------------------------------------------- ---------------------
3.                SEC USE ONLY
----------------- --------------------------------------------- ------------------------------------ ---------------------
4.                SOURCE OF FUNDS                                               N/A
----------------- ---------------------------------------------------------------------------------- ---------------------
5.                CHECK BOX IF DISCLOSURE OF LEGAL  PROCEEDINGS  IS REQUIRED  PURSUANT TO ITEM 2(d)           {_}
                  OR 2(e):
----------------- ---------------------------------------------------------------------------------- ---------------------
6.                CITIZENSHIP OR PLACE OF ORGANIZATION:                                                    UNITED KINGDOM
----------------- ------------------------------------------------------ -------------------- ----------------------------
                                     7.
             NUMBER OF                            SOLE VOTING POWER:                                           25,937,042
              SHARES

                                     ------------ ----------------------------------------------- ------------------------
           BENEFICIALLY              8.           SHARED VOTING POWER:                                                  0
             OWNED BY

                                     ------------ ----------------------------------------------- ------------------------
               EACH                  9.           SOLE DISPOSITIVE POWER:                                      25,937,042
             REPORTING

                                     ------------ ----------------------------------------------- ------------------------
            PERSON WITH              10.          SHARED DISPOSITIVE POWER:                                             0

----------------- ----------------------------------------------------------------------------------- --------------------
11.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY                                                       25,937,042
                  REPORTING PERSON:

----------------- ----------------------------------------------------------------------------------- --------------------
12.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                              {_}

----------------- ----------------------------------------------------------------------------------- --------------------
13.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                               61.3%

----------------- ----------------------------------------------------------------------------------- --------------------
14.               TYPE OF REPORTING PERSON:                                                                            CO
----------------- ----------------------------------------------------------------------------------- --------------------

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CUSIP No. 458134 10 3                 13D                    Page 7 of 12
--------------------------------------------------------------------------------

         This Amendment No. 7 amends and supplements the Statement on Schedule 13D filed with the Securities and Exchange Commission (the "Commission") by the reporting persons named therein (the "Corporations") with respect to their ownership of common stock, par value $0.01 per share (the "Common Stock"), of Intek Global Corporation (the "Issuer"). Unless otherwise indicated, all capitalized terms used herein shall have the meanings ascribed to them in such
Schedule 13D, as previously amended.


ITEM 4.   PURPOSE OF THE TRANSACTION

Item 4 is hereby amended and supplemented by the addition of the following information:

The Corporations currently are considering various alternatives relating to their equity and debt interests in the Issuer, and have retained a financial advisor to assist them in connection therewith. In connection with such consideration, the Corporations have requested certain due diligence information from the Issuer, and have asked the Issuer to appoint a committee of independent directors to be prepared to review and evaluate any plan or proposal that the Corporations may make. There can be no assurance that the Corporations will make any such plan or proposal and the Corporations reserve their right to increase or decrease their interests in the Issuer in connection with any such plan or proposal or otherwise in open market or privately negotoiated transactions.

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CUSIP No. 458134 10 3                 13D                    Page 8 of 12
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                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                            SECURICOR COMMUNICATIONS LIMITED

Date:    January 19, 1999                   By: /s/ Nigel Griffiths
                                                -------------------------------
                                                Name: Nigel Griffiths
                                                Title: Director

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CUSIP No. 458134 10 3                 13D                    Page 9 of 12
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                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                            SECURICOR INTERNATIONAL LIMITED

Date:    January 19, 1999                   By: /s/ Nigel Griffiths
                                                -------------------------------
                                                Name: Nigel Griffiths
                                                Title: Director

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CUSIP No. 458134 10 3                 13D                    Page 10 of 12
--------------------------------------------------------------------------------


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                            SECURITY SERVICES PLC

Date:    January 19, 1999                   By: /s/ Nigel Griffiths
                                                -------------------------------
                                                Name: Nigel Griffiths
                                                Title: Director and Secretary

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CUSIP No. 458134 10 3                 13D                    Page 11 of 12
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                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                            SECURICOR GROUP LIMITED

Date:    January 19, 1999                   By: /s/ Nigel Griffiths
                                                -------------------------------
                                                Name: Nigel Griffiths
                                                Title: Director and Secretary

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CUSIP No. 458134 10 3                 13D                    Page 12 of 12
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                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                            SECURICOR PLC

Date:    January 19, 1999                   By: /s/ Nigel Griffiths
                                                -------------------------------
                                                Name: Nigel Griffiths
                                                Title: Director and Secretary